Exhibit 99.1

Ventas, Inc.	10350 Ormsby Park Place, Suite 300	Louisville, Kentucky 40223	(502) 357.9000	(502) 357.9001 Fax

Contacts:	Debra A. Cafaro
Chairman, President and CEO
or
Richard A. Schweinhart
Executive Vice President and CFO
(502) 357-9000

VENTAS COMPLETES SENIOR CARE ACQUISITION

Properties Include CCRCs, Assisted Living Communities, Skilled Nursing Facilities and Rehabilitation Hospitals

Transaction Expected to Immediately Add $0.04 to $0.05 to Normalized FFO Per Share

LOUISVILLE, KY (November 7, 2006) – Ventas, Inc. (NYSE: VTR) (“Ventas” or the “Company”) said today that it has completed its acquisition of a diverse portfolio of healthcare and seniors housing properties in a transaction with entities affiliated with Canada’s Reichmann family (collectively, the “Seller”).

The purchase price for 64 assets acquired today by Ventas is $602.4 million. Ventas and the Seller have delayed the purchase of two assets that are part of the Elmcroft Assisted Living portfolio and are valued at $18.5 million, pending approval by the U. S. Department of Housing and Urban Development (HUD) of the loan assumptions by Ventas relating to $9 million of mortgage debt encumbering those assets. One $28 million asset that was originally included in the transaction has been excluded due to changes in local real estate taxes.

“The Senior Care acquisition represents our commitment to sustained growth and diversification,” Ventas Chairman, President and CEO Debra A. Cafaro said. “With this transaction, we add an important new tenant relationship to our growing group of tenant-operators, increase our private pay revenues, achieve strong projected internal growth from rental escalations and expand our diversified asset base, all of which enhance shareholder value.”

The properties are being, or will be, leased to affiliates of Senior Care, Inc. (collectively, the “Tenant”) on a 15-year triple-net basis, with two five-year extensions. Initial annual cash base rent for the 64 assets acquired today is $46.8 million, and initial annual cash base rent for the two Elmcroft assets, when acquired, will total $1.3 million. Aggregate annual cash base rent for all 66 assets will equal $48.1 million, which represents a 7.75% going in cash yield.

Ventas funded the acquisition of the 64 assets acquired today with the issuance to the Seller of approximately 1.7 million shares of Ventas common equity, assumption of $114.8 million of mortgage debt, draws on Ventas’s $500 million unsecured revolving credit facility and

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Ventas Completes Senior Care Acquisition

November 7, 2006

cash on hand. Simultaneously with the closing, the Seller also repaid two bridge loans from Ventas, in the aggregate principal amount $191.1 million, which repayment proceeds were used in part to fund the acquisition. The outstanding balance on Ventas’s revolving credit facility following today’s transaction is approximately $300 million.

The 66 facilities are located in 15 states, and the portfolio consists of four separate asset groups and contains 5,758 beds/units:

•	Health Care Group – Five high end multi-level retirement communities (CCRCs) and two dementia care communities located in infill markets in southern California;

•	United Rehab – 19 healthcare assets (17 skilled nursing facilities and two rehabilitation hospitals) located primarily in Kentucky;

•	Elmcroft Assisted Living – Eight newer assisted living communities located in the southeastern United States; and

•	Outlook Pointe – 32 newer assisted living communities located primarily in the mid-Atlantic region.

BENEFITS OF THE TRANSACTION

The Company said expected benefits of the Senior Care acquisition include:

•	Diversification by tenant and by asset class. As a result of the transaction, (1) annualized REIT revenue from Kindred Healthcare, Inc. (NYSE: KND) (“Kindred”) will represent approximately 50 percent of Ventas’s run rate total revenues, and (2) annualized revenue from private pay assets in the Company’s portfolio will represent approximately 47 percent of the Company’s run rate total revenues, in each case based on the Company’s third quarter revenues and assuming all events (including the additional rent from Kindred attributable to the reset right) closed at the beginning of the period.

•	The transaction is expected to add between $0.04 and $0.05 to the Company’s normalized fully diluted Funds from Operations (FFO) per share in the first year following the closing. This amount is reflected in the Company’s previously issued 2007 normalized FFO guidance of $2.70 to $2.75 per diluted share.

•	A seasoned Tenant executive management team led by Pat Mulloy and Tim Wesley, with economic alignment and a track record of success in seniors housing. Pat and Tim will serve as Chief Executive Officer and Chief Financial Officer, respectively, of Senior Care, Inc., a new national provider of seniors housing and care services headquartered in Louisville, Kentucky. Gary Smith, the former CEO of Elmcroft Assisted Living, will join the management team as Chief Operating Officer.

•	Acquisition price per bed/unit of $108,000, which the Company believes is below replacement costs.

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Ventas Completes Senior Care Acquisition

November 7, 2006

•	Continued strong cash flow growth due to annual lease escalations tied to changes in the Consumer Price Index, with an expected floor of 3 percent and a cap of 5 percent. At an average annual escalation percentage of 3 to 4 percent, the unlevered lease yield over the base term of the lease is expected to be 9.6 to 10.6 percent.

•	One well-structured, pooled, multi-facility master lease and two single asset leases for the Elmcroft assets encumbered with HUD debt, secured by a guaranty from Tenant’s parent and a $24.1 million security deposit representing six months’ base rent under the leases, as well as up to $18.3 million of income support from certain Tenant-related entities with respect to eight unstabilized properties for three years (“Income Support”).

•	The portfolio EBITDARM (earnings before interest, taxes, depreciation, amortization, rent and management fees) to rent coverage is expected to be approximately 1.5x. Earnings include the Income Support.

•	An exciting new tenant platform in Senior Care, which has 73 seniors housing and healthcare assets in 15 states under lease, ownership or management and is expected to generate over $15 million in EBITDA (earnings before interest, taxes, depreciation and amortization) in 2007.

Closing of the two remaining Elmcroft assets will be subject to satisfaction of certain conditions, principally HUD loan assumption approval. Ventas expects to acquire these two assets in the first half of 2007, although there can be no assurance that the transactions will close or, if they do, when the closings will occur.

Senior Care has agreed to pay prepayment premiums of $1.15 million in connection with Ventas’s repayment of the $114.8 million Merrill Lynch mortgage debt, which Ventas expects to occur in the first quarter of 2007. Senior Care has also agreed to reimburse Ventas for the excess of interest expense on such assumed mortgage debt over the amount of interest expense Ventas would incur if it drew such amount on its revolving credit facility, making Ventas’s effective interest rate for such assumed mortgage debt LIBOR plus 75 basis points.

Ventas, Inc. is a leading healthcare real estate investment trust. Its diverse portfolio of properties located in 43 states includes independent and assisted living facilities, skilled nursing facilities, hospitals and medical office buildings. More information about Ventas can be found on its website at http://www.ventasreit.com.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Ventas, Inc.’s (“Ventas” or the “Company”) and its subsidiaries’ expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and security holders must recognize that actual results may differ from the Company’s expectations. The Company does not undertake a duty to update such forward-looking statements, which speak only as of the date on which they are made.

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Ventas Completes Senior Care Acquisition

November 7, 2006

The Company’s actual future results and trends may differ materially depending on a variety of factors discussed in the Company’s filings with the Securities and Exchange Commission. Factors that may affect the Company’s plans or results include without limitation: (a) the ability and willingness of the Company’s operators, tenants, borrowers and other third parties to meet and/or perform the obligations under their various contractual arrangements with the Company; (b) the ability and willingness of Kindred Healthcare, Inc. (together with its subsidiaries, “Kindred”), Brookdale Living Communities, Inc. (together with its subsidiaries, “Brookdale”) and Alterra Healthcare Corporation (together with its subsidiaries, “Alterra”) to meet and/or perform their obligations to indemnify, defend and hold the Company harmless from and against various claims, litigation and liabilities under the Company’s respective contractual arrangements with Kindred, Brookdale and Alterra; (c) the ability of the Company’s operators, tenants and borrowers to maintain the financial strength and liquidity necessary to satisfy their respective obligations and liabilities to third parties, including without limitation obligations under their existing credit facilities; (d) the Company’s success in implementing its business strategy and the Company’s ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions or investments, including those in different asset types and outside the United States; (e) the nature and extent of future competition; (f) the extent of future or pending healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates; (g) increases in the Company’s cost of borrowing; (h) the ability of the Company’s operators to deliver high quality care and to attract patients; (i) the results of litigation affecting the Company; (j) changes in general economic conditions and/or economic conditions in the markets in which the Company may, from time to time, compete; (k) the Company’s ability to pay down, refinance, restructure and/or extend its indebtedness as it becomes due; (l) the movement of interest rates and the resulting impact on the value of and the accounting for the Company’s interest rate swap agreement; (m) the Company’s ability and willingness to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations; (n) final determination of the Company’s taxable net income for the year ending December 31, 2006; (o) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration of the leases, including without limitation Kindred’s willingness to renew any or all of its bundles of leased properties expiring in 2008, and the Company’s ability to relet its properties on the same or better terms in the event such leases expire and are not renewed by the existing tenants; (p) year-over-year changes in the Consumer Price Index and the effect of such changes on the rent escalator for Master Lease 2 with Kindred and the Company’s earnings; and (q) the impact on the liquidity, financial condition and results of operations of the Company’s operators, tenants and borrowers resulting from increased operating costs and uninsured liabilities for professional liability claims, and the ability of the Company’s operators, tenants and borrowers to accurately estimate the magnitude of such liabilities. Many of such factors are beyond the control of the Company and its management.

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